UNITED STATES

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SCHEDULE 14A

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Conor Medsystems, Inc.

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The following is a transcript of a conference call held on November 17, 2006.

Conference Call Transcript

CONR - Johnson & Johnson Announces Definitive Agreement to Acquire Conor Medsystems, Inc.

Event Date/Time: Nov. 17. 2006 / 8:30AM ET

CORPORATE PARTICIPANTS

Stan Panasewicz

Johnson & Johnson—Director of IR

Nick Valeriani

Johnson & Johnson—Worldwide Chairman

Dr. Frank Litvack

Conor Medsystems, Inc.—Chairman, CEO

Bob Darretta

Johnson & Johnson—CFO, Vice Chairman

CONFERENCE CALL PARTICIPANTS

Matthew Dodds

Citigroup—Analyst

Mike Weinstein

JPMorgan—Analyst

Glenn Reicin

Morgan Stanley—Analyst

Katherine Owen

Merrill Lynch—Analyst

Bruce Nudell

Sanford C. Bernstein—Analyst

Larry Keusch

Goldman Sachs—Analyst

Bob Hopkins

Lehman Brothers—Analyst

Tao Levy

Deutsche Bank—Analyst

Larry Biegelsen

Prudential—Analyst

Marshall Gordon

Credit Suisse—Analyst

Franz Tudor

Schottenfeld—Analyst

PRESENTATION

Operator

Good morning and welcome to the Johnson & Johnson conference call to announce the definitive agreement to acquire Conor Medsystems. All participants will be able to listen only until the question-and-answer session of the conference. This call is being recorded. If anyone has any objections you may disconnect at this time. (OPERATOR INSTRUCTIONS) I would now like to turn the conference call over to Johnson & Johnson. You may begin.

Stan Panasewicz —Johnson & Johnson—Director of IR

Good morning and welcome. I’m Stan Panasewicz, Director of Investor Relations for Johnson & Johnson. It is my pleasure to review with you the definitive agreement announced last evening whereby Johnson & Johnson will acquire Conor Medsystems. With me on the call this morning are Nick Valeriani, Worldwide Chairman, cardiovascular devices and diagnostics, Dr. Frank Litvack, Chairman and Chief Executive Officer, Conor Medsystems, and Bob Darretta, Vice Chairman and Chief Financial Officer, Johnson & Johnson. Rick Anderson, Johnson & Johnson company Group Chairman for the Cordis franchise will also join us during the question-and-answer period. Let me first outline the agenda for this morning’s call.

I will begin with a brief overview of the transaction, following my remarks, Nick will share with you the comments on the strategic rationale for this powerful combination, and the benefits it will bring to both patients and the Cordis franchise. Next, Frank Litvack will provide some additional commentary around the impact of this exciting opportunity for the stockholders of Conor Medsystems. Bob Darretta will wrap up the formal remarks with additional comments on the financial aspects of the agreement. After formal remarks are concluded, we will open the call to your questions. We expect the call including Q&A to last 30 to 45 minutes but will certainly be sensitive to accommodating your questions before we conclude the call.

Last item before we proceed, let me remind you that some of the statements made during this call may be considered forward-looking statements. Johnson & Johnson’s 10-K for the fiscal year 2005 identify certain factors that could cause the company’s actual results to differ materially from those projected in any forward-looking statements made during this call. The 10-K, and subsequent filings are available through the company or on-line. To the subject at hand, the definitive agreement announced last evening is an all cash transaction valued at $1.4 billion whereby Johnson & Johnson will acquire Conor Medsystems. The Boards of Directors of Johnson & Johnson and Conor Medsystems have approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, Conor Medsystems stockholder approval, and other customary closing conditions. The transaction is expected to close by the end of the first quarter 2007.

It is now my pleasure to introduce Nick Valeriani.

Nick Valeriani—Johnson & Johnson—Worldwide Chairman

Thanks, Stan, and thank you all for joining us today to discuss what is clearly an important event for Cordis and a demonstration of Johnson & Johnson’s commitment to cardiovascular and vascular technology. Our agreement last night to acquire Conor Medsystems strengthens our technological capabilities and brings outstanding talent to our effort to address the clinical challenges of cardiovascular disease. Conor Medsystems builds on our strong position in cardiovascular care. One of the most important and fastest-growing areas of healthcare. Both immediately with its innovative CoStar drug-eluting stents and over the long-term with its unique drug delivery technology.

Through the acquisition of Conor Medsystems, Cordis will gain a unique control drug delivery technology. It is currently employed on the CoStar Stent System, a paclitaxel-eluting cobalt chromium stent with a bioabsorbable polymer. The CoStar Stent is currently sold outside the United States and it is in clinical trials here in the U.S. We look forward to bringing the benefits of this technology to the United States in the near future.

The CoStar Stent with a fully bioabsorbable polymer and proprietary design, is unique in its drug delivery mechanism. The design enhances control and direction of drug delivery, enabling a wider range of drug therapies, and potentially increasing the range of clinical applications. The technology holds the potential for delivery of multiple therapeutic agents that may be useful in the treatment of cardiovascular, peripheral vascular and neurovascular disease. The CoStar Stent will broaden our drug-eluting stent portfolio, making it the most comprehensive in the market in terms of stent design, delivery platform, polymer science, drug and drug delivery mechanisms.

We look forward to accelerating the adoption of the CoStar Stent with the strong sales and marketing capabilities of the global Cordis organization. While the stent is a significant addition to our existing portfolio, we’re also excited about the application of this innovative technology to other areas of our business. We expect to study the application of this drug delivery mechanism not only in the areas within the cardiovascular and vascular categories, but also in a broad range of other clinical indications.

I look forward to the day when we officially welcome the employees of Conor Medsystems to the Johnson & Johnson family of companies. As we have worked with the Conor Medsystems organization over the past few months, we have been consistently impressed by the people we met. We found not just capable and talented employees, but people who share our underlying values and our commitment to advancing patient care in this important medical space. I am confident that Conor Medsystems employees and leaders will be a credit to Johnson & Johnson well into the future.

Let me also take a moment to recognize all the employees at Cordis. It is their passion and dedication to bringing breakthrough technologies to patients that has built the foundation for the growth of our cardiovascular device business.

Before I turn it over to Frank, let me emphasize my optimism for this union. At Cordis, we have a legacy of important contributions for the care of patients with cardiovascular disease and the physicians who treat them. We transformed the care of these patients with the introduction of the first stent in the 1990s, and we reinvented that category in 2002 with the launch of the CYPHER Sirolimus-Eluting Stent. With Conor Medsystems, we are now positioned to lead the development of next generation technologies aimed at advancing the standard care in the treatment of coronary artery disease. We can do more for patients with cardiovascular disease together than either of these companies could have done alone. I have great confidence in the people of both organizations to take us to that next level of care.

Now let me turn it over to Dr. Frank Litvack, Chairman and Chief Executive Officer of Conor Medsystems who will provide his perspective on the union with Cordis. Frank?

Dr. Frank Litvack—Conor Medsystems, Inc.—Chairman, CEO

Thank you, Nick. First, I would like to say that the Conor Medsystems management team as well as the Board of Directors feel very good about this agreement. We’re pleased to be joining the capabilities of these companies. We believe this transaction creates a combined organization that will deliver sustained innovation and product development for the benefit of patients around the world.

As for Conor Medsystems stockholders, we believe they are well served by this transaction because it provides them an opportunity to realize significant and immediate value. Let me talk for a moment about what I think Conor Medsystems brings to Johnson & Johnson. We have a transformational drug delivery technology that speaks to our proven capabilities in design and product development. But more importantly, we bring a culture of innovation, and an entrepreneurial spirit. While we have confidence in our technology, we also recognize that leadership and market development, propelled by excellent clinical science, public policy advocacy and patient awareness has been and will be important. Johnson & Johnson is uniquely qualified in these areas.

Like Nick, I want to take a moment to acknowledge the most important asset we have, our people. It was Conor Medsystems employees who built our company, and made this union possible. Conor Medsystems more then 300 employees are dedicated to physicians and the patients they treat and you will not find a more committed work force. I know that Johnson & Johnson recognize their talent as an important asset. Each of our employees has a great opportunity going forward for personal and professional growth as part of the Johnson & Johnson organization. Their futures hold the promise of both rewarding careers and continued meaningful contributions to healthcare. They will find Johnson & Johnson to be a company grounded on a foundation of values to customers, employees and community.

Before I close, I would like to acknowledge as well one more important stakeholder, the physicians who use our product. As a physician myself, I’m attuned to the importance of the relationship between manufacturer and practitioner. I know you will find that Conor Medsystems in combining with Johnson & Johnson has entrusted our technology and its future development to a company that wants the very best for you and your patient. Thank you for your support. We are excited about the possibilities the future holds.

With that, I will turn it over to Bob Darretta.

Bob Darretta—Johnson & Johnson—CFO, Vice Chairman

Thanks, Frank. I would now like to briefly touch on the financial terms and impact of the transaction. As you have heard from Stan, this is an all-cash transaction of $1.4 billion on a gross basis, or $1.3 billion net of the cash projected to be on hand at the time of closing. The transaction is subject to achieving regulatory approval in the United States, approval by Conor Medsystems shareholders and other customary closing conditions. We anticipate closing the transaction during the first quarter of 2007.

As you have heard from Nick, the financial returns from this investment will flow from the accelerated growth of products already in the market and even more importantly, from the application of this unique controlled drug delivery technology, the stents that will be commercialized in the future. The transaction will be dilutive to 2007 earnings and will essentially be breakeven in 2008. ‘07 dilution is estimated at $0.24 per share of which $0.21 per share is associated with an estimated charge of $600 million for in-process research and development, and $0.01 per share associated with the amortization of the estimated value of intangible assets. These estimates have not yet been reviewed by a third party valuation specialist and will be refined as that work is conducted next year.

That concludes my formal comments and at this point, I would like to turn the call back to Stan.

Stan Panasewicz—Johnson & Johnson—Director of IR

Thank you, Bob. Elizabeth, if you could provide the instructions for the Q&A session, we will begin. Thank you. [End of transcript]

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Forward Looking Statements

The above presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s and Conor Medsystem’s expectations and projections. Risks and uncertainties include satisfaction of closing conditions including receipt of regulatory approvals for the transaction, and the possibility that the transaction will not be completed; general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and Conor Medsystem’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These filings, as well as subsequent filings, are available online at www.sec.gov or on request from the applicable company. Neither company undertakes to update any forward-looking statements as a result of new information or future events or developments.

Additional Information About the Proposed Transaction and Where To Find It

In connection with the proposed transaction, Conor Medsystems intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). Before making any voting decision with respect to the proposed transaction, stockholders of Conor Medsystems are urged to read the proxy statement and other relevant materials because they will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Conor Medsystems with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Conor Medsystems may obtain free copies of the documents filed with the SEC by contacting Conor Medsystems at (650) 614-4100, or Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, CA 94025. You may also read and copy any reports, statements, and other information filed by Conor Medsystems with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Conor Medsystems and Johnson & Johnson and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Conor Medsystems’ stockholders in favor of the proposed transaction. A list of the names of Conor Medsystems’ executive officers and directors and a description of their respective interests in Conor Medsystems are set forth in the proxy statement for Conor Medsystems’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2006, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Conor Medsystems have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement when it becomes available.